UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 22, 2015

LASALLE HOTEL PROPERTIES
(Exact name of registrant as specified in its charter)

Maryland	1-14045	36-4219376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7550 Wisconsin Avenue
10th Floor
Bethesda, Maryland 20814
(Address of principal executive offices)
Registrant’s telephone number, including area code: (301) 941-1500
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 22, 2015, the Compensation Committee of the Board of Trustees (the “Committee”) of LaSalle Hotel Properties (NYSE:LHO) (the “Company”) approved long-term equity incentive awards pursuant to the Company’s 2014 Equity Incentive Plan to Michael D. Barnello, the Company’s President and Chief Executive Officer, Bruce A. Riggins, the Company’s Executive Vice President, Chief Financial Officer and Secretary and Alfred L. Young, Jr., the Company’s Executive Vice President and Chief Operating Officer.
The awards will be granted effective March 19, 2015 (the grant date), and the number of shares underlying the awards (that is, the number of common shares corresponding to the dollar amounts described below) will be determined using the average per-share closing price of the Company’s common shares on the New York Stock Exchange for the 20 trading days preceding the grant date, which represents the first 20 trading days after the Company’s releases its yearend earnings for 2014.
The Committee approved awards of time-based restricted shares to Mr. Barnello in the amount of $862,000, to Mr. Riggins in the amount of $321,000 and to Mr. Young in the amount of $414,000. Each award will vest approximately one-third of the awarded amount on January 1, 2016, 2017, and 2018. All of the shares will be issued and outstanding as of the grant date (March 19, 2015), and the awardee will be entitled to receive dividends as declared and paid on the shares and to vote the shares from the grant date.
The Committee approved performance-based awards to Mr. Barnello in a target amount of $1,292,000, to Mr. Riggins in a target amount of $483,000 and to Mr. Young in a target amount of $620,000. The actual amount of each award will be determined after the applicable measuring period and will depend on the “return on invested capital” of the Company and the “total return” of the Company’s common shares over the applicable measuring period. Each officer may receive as few as zero shares and as many as twice the target amount of shares. One-third of the award will be based on the Company’s return on invested capital compared to the return on invested capital of companies in a designated peer group of the Company. One-third of the award will be based on the Company’s total return compared to the total return of companies in a designated peer group of the Company. One-third of the award will be based on the amount of the Company’s total return compared to a total return goal.
Return on invested capital is calculated as adjusted funds from operations of a company divided by its book value of long-term indebtedness plus common and preferred equity. Total return is as calculated by the NAREIT Equity Index and is the increase in the market price of a company’s common shares plus dividends declared thereon and assuming such dividends are reinvested.
After the actual amount of the performance-based award is determined (or earned) on the determination date, the earned shares will be fully vested and generally transferable.    Dividends will be deemed to have accrued on all of the earned shares during the measuring period until the determination date. Such accrued dividends on earned shares will be paid to the awardee on the determination date. Thereafter, the awardee is entitled to receive dividends as declared and paid on the earned shares and to vote the shares.
The time-based and performance-based awards were designed to align the executive officers’ interests with those of the Company’s shareholders and are a significant component of overall executive officer compensation.
The Committee also increased the annual base salaries of Messrs. Riggins and Young for 2015 to $442,000 and $511,000, respectively. The Committee established 2015 annual cash incentive bonus targets for Messrs. Barnello, Riggins and Young of $1,076,000, $317,000 and $383,000, respectively. The actual amount of each bonus will depend on achievement by management of pre-determined management business objectives, the return on invested capital of the Company relative to a peer group and the comparable funds from operations of the Company relative to a budget scale established by the Board of Trustees. The actual bonus may be as great as twice the target bonus.
Additionally, the Committee approved an amendment to the Company’s 2014 Equity Incentive Plan to prohibit share recycling in connection with share options and share appreciation rights to the extent the Company grants such awards in the future. The amendment does not require shareholder approval and is effective as of January 22, 2015. A copy of the amendment to the Company’s 2014 Equity Incentive Plan is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference
ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit Number	Description
10.1	Amendment to the LaSalle Hotel Properties 2014 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE HOTEL PROPERTIES

	BY:	/s/ Bruce A. Riggins
Bruce A. Riggins
Dated: January 28, 2015		Chief Financial Officer, Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment to the LaSalle Hotel Properties 2014 Equity Incentive Plan